EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunrise Telecom Incorporated:

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-125128, 333-61596, 333-43270, 333-96689, 333-107471 and 333-115722) of Sunrise Telecom Incorporated of our report dated October 31, 2007, with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Sunrise Telecom Incorporated.

As discussed in note 2 to the consolidated financial statements, the consolidated financial statements as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 have been restated.

/s/    KPMG LLP

Mountain View, California

October 31, 2007